Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in: (i) Registration Statement No. 333-239204 (Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1) and (ii) Registration Statement No. 333-251656 (Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4) of our reports dated February 18, 2025, relating to the financial statements of MGM Resorts International and subsidiaries (“MGM Resorts International”) and the effectiveness of the MGM Resorts International's internal control over financial reporting appearing in MGM Resorts International’s Form 10-K for the year ended December 31, 2024 and incorporated by reference in this Annual Report on Form 10-K of IAC Inc. for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 28, 2025